                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Noble Affiliates, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                             NOBLE AFFILIATES, INC.
                              350 Glenborough Drive
                                    Suite 100
                              Houston, Texas 77067

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 2002



To the Stockholders of
NOBLE AFFILIATES, INC.:

      The annual meeting of stockholders of Noble Affiliates, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 23, 2002, at 9:30 a.m., Central time, at the Wyndham Greenspoint Hotel, located at 12400 Greenspoint Drive, Houston, Texas 77060, for the following purposes:

      1.    To elect the Board of Directors for the ensuing year;

      2. To consider and vote upon a proposal to amend the Certificate of Incorporation of the Company (the "Charter"), in order to change the name of the Company to Noble Energy, Inc.;

      3. To consider and vote upon a shareholder proposal that is described beginning on page 5 of this proxy statement; and

      4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 11, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Houston, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during 2001 and financial statements for the fiscal year ended December 31, 2001 are contained in the 2001 Annual Report on Form 10-K. The Annual Report does not form any part of the material for solicitation of proxies.

      All stockholders are cordially invited to attend the meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.


                                         By Order of the Board of Directors



                                         Albert D. Hoppe
                                         Senior Vice President, General Counsel
                                         and Secretary


Houston, Texas
March 29, 2002

                             NOBLE AFFILIATES, INC.
                              350 Glenborough Drive
                                    Suite 100
                              Houston, Texas 77067

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 2002


                                  INTRODUCTION

      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on April 23, 2002, and at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to stockholders of the Company is April 3, 2002.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted (i) for election of the nominees for director named in the proxy;
(ii) for the proposal to amend the Certificate of Incorporation of the Company (the "Charter") in order to change the name of the Company to Noble Energy, Inc.; and (iii) against the shareholder proposal that is described beginning on page 5 of this proxy statement. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Albert D. Hoppe, Secretary, Noble Affiliates, Inc., 350 Glenborough Drive, Suite 100, Houston, Texas 77067, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

      In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item or to be included in the proxy statement, the By-laws of the Company, as amended by the Board of Directors on January 29, 2002 and thereafter filed with the Securities and Exchange Commission (the "SEC"), require that such stockholder give written notice to the Secretary of the Company. The notice must specify certain information concerning such stockholder and the item of business proposed to be brought before the meeting. The notice must be received by the Secretary of the Company not later than 120 calendar days before the first anniversary of the release date of the previous year's annual meeting proxy statement; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has changed by more than 30 days from the date of the previous year's meeting, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. Accordingly, the Company must receive any such stockholder notice in connection with the 2003 annual meeting of stockholders no later than November 29, 2002.

VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      The inspectors will tabulate the number of votes cast for or withheld from each nominee for director. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. Brokers will have discretionary authority to vote on the election of directors. Under applicable Delaware law and the Company's Certificate of Incorporation and By-laws, a broker non-vote or other limited proxy will have no effect on the outcome of the election of directors.

                                VOTING SECURITIES

      Only holders of record of common stock of the Company, par value $3.33 1/3 per share (the "Common Stock"), at the close of business on March 11, 2002, the record date for the meeting, are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 57,020,557 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tabulation sets forth as of March 11, 2002 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

NAME AND ADDRESS                                                  NUMBER OF SHARES                 PERCENT
OF BENEFICIAL OWNER                                             BENEFICIALLY OWNED (1)            OF CLASS
-------------------                                             ----------------------            --------
PRIMECAP Management Company............................              6,023,100 (2)                  10.6%
225 South Lake Avenue, #400
Pasadena, CA 91101-3005

Capital Research & Management..........................              3,431,000                       6.0%
333 South Hope
Los Angeles, CA 90071

The Samuel Roberts Noble Foundation, Inc...............              3,108,633 (3)                   5.5%
P. O. Box 2180
Ardmore, Oklahoma 73402

----------

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Included in the shares that are beneficially owned by PRIMECAP Management Company are 3,600,000 shares of Common Stock in which shared dispositive power and sole voting power are owned by Vanguard PRIMECAP Fund.

(3) The Samuel Roberts Noble Foundation, Inc. (the "Foundation") is an Oklahoma not-for-profit corporation organized in 1952 as successor to a charitable trust formed in 1945. The Foundation is engaged in basic plant biology research and agricultural research, consultation and demonstration. From time to time as funds are available, the Foundation also makes grants to various charitable organizations. Michael A. Cawley, a director of the Company, serves as President, Chief Executive Officer and a trustee of the Foundation. In the event of a vacancy in a trusteeship of the Foundation, a majority of the remaining trustees has the power to elect a successor trustee to fill the vacancy.

                              ELECTION OF DIRECTORS

      Six directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Five of the current nominees for director were elected directors of the Company by vote of the stockholders at the 2001 annual meeting. Alan A. Baker is not a nominee for reelection. Mr. Baker, who turned 70 in February 2002, will retire from his position on the Board of Directors and all committees on which he serves, in accordance with the Company's director retirement policy, on the date of the annual meeting. Mr. Baker has been a director of the Company since 1995. T. Don Stacy will not stand for re-election to the Board of Directors. Mr. Stacy has been a director of the Company since 1998. In accordance with the Company's By-laws, the number of directors constituting the entire Board has been decreased to six, effective immediately after the annual meeting of stockholders.

      Generally, the Company's By-laws provide that a stockholder must deliver written notice to the Secretary of the Company not later than 90 days prior to the annual meeting naming such stockholder's nominee(s) for director and specifying certain information concerning such stockholder and nominee(s). Accordingly, a stockholder's nominee(s) for director to be presented at the 2003 annual meeting of stockholders must be received by the Company no later than January 22, 2003.

      Directors are elected by plurality vote. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES.

                              NOMINEES FOR DIRECTOR

MICHAEL A. CAWLEY -- Mr. Cawley has served as President and Chief Executive Officer of the Foundation since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. Prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law. Mr. Cawley, age 54, has served as a trustee of the Foundation since 1988 and is also a director of Panhandle Royalty Company and Noble Drilling Corporation. He has served as a director of the Company since 1995 and its Lead Independent Director since 2001.

EDWARD F. COX -- Mr. Cox has been a partner in the law firm of Patterson, Belknap, Webb & Tyler LLP, New York, New York since March 1998. Prior thereto, he was a Partner in the law firm of Donovan Leisure Newton & Irvine, New York, New York for more than five years. Mr. Cox, age 55, has served as a director of the Company since 1984.

CHARLES D. DAVIDSON -- Mr. Davidson has served as President and Chief Executive Officer of the Company since October 2000 and has served as Chairman since April 2001. Prior to October 2000, he served as President and Chief Executive Officer of Vastar Resources, Inc. ("Vastar") from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar Director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From December 1992 to October 1993, he was Senior Vice President of the Eastern District for ARCO Oil and Gas Company. From 1988 to December 1992, he held various positions with ARCO Alaska, Inc. Mr. Davidson, age 52, joined ARCO in 1972.

JAMES C. DAY -- Mr. Day has served as President and Chief Executive Officer of Noble Drilling Corporation since January 1984, and as Chairman of the Board of Noble Drilling Corporation since October 1992. Prior to 1984, Mr. Day served as Vice President of Noble Drilling Corporation from January 1983. Mr. Day, age 58, is also a director of Global Industries, Ltd. He served as a director of the Company from 1994 to 2000 and again from September 2001 to date.

DALE P. JONES -- In October 1998, Mr. Jones retired from his position as Vice Chairman of Halliburton Company, an energy services company, a position he had held since 1995. Mr. Jones had served in various executive and management capacities for Halliburton for more than 30 years, including President from May 1989 to October 1995. He also served as a consultant for Halliburton from October 2, 1998 until October 1, 2000. Mr. Jones, age 65, has served as a director of the Company since October 1998. Mr. Jones also serves as a director of Telsco Industries, Inc., a manufacturer of irrigation equipment.

BRUCE A. SMITH-- Mr. Smith has served as President and Chief Executive Officer of Tesoro Petroleum Corporation since 1995 and has served as Chairman since 1996. Mr. Smith, age 57, joined Tesoro in 1992. He was elected to the Company's Board of Directors on March 6, 2002.

                     PROPOSAL REGARDING AMENDMENT OF CHARTER

      The Company's Board of Directors believes that it is in the Company's best interests to change its name from Noble Affiliates, Inc. to Noble Energy, Inc. to better describe the business in which the Company is engaged and improve its identification in the marketplace. The new name is designed to both build upon the tradition of the "Noble" name and to replace "Affiliates" with "Energy" in order to reflect that the Company is involved in many aspects of the energy business, including the exploration, production, acquisition and marketing of hydrocarbons and the production and marketing of energy, including methanol and power.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

      The affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the amendment to the Company's Certificate of Incorporation to change the Company's name to Noble Energy, Inc. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO CHANGE THE COMPANY'S NAME TO NOBLE ENERGY, INC.

                              SHAREHOLDER PROPOSAL

      Mr. Robert Kelley, of P.O. Box 1507, Ardmore, Oklahoma 73402, owner of 1,385 shares of Common Stock, has advised the Company that he will submit the proposal set forth below at the Annual Meeting.

      SHAREHOLDER PROPOSAL (as submitted by Mr. Kelley):

            The shareholders of Noble Affiliates, Inc. recommend to the Board of Directors of Noble Affiliates, Inc. that the Board adopt a policy that the Company shall not enter into or be a party to any personal service contract or arrangement with any non-employee director nor shall it utilize or provide services to any for-profit business organization in which a Noble Affiliates, Inc. director is a partner, controlling shareholder or executive officer except in each such case for services that individually or in the aggregate do not exceed $5,000.00 per year for each such non-employee director.

      SHAREHOLDER'S SUPPORTING STATEMENT (as submitted by Mr. Kelley):

         A director's greatest virtue is the independence which allows him or her to challenge management decisions and evaluate corporate performance from a completely free and objective perspective. Business arrangements, consulting contracts or other financial agreements between the Company and a director create a potential conflict of interest and may affect decisions and/or proposed actions to be taken by the Board or management.

         Management should be free from any perceived or real pressure created by business relationships with directors or entities in which they exercise control or have direct financial interests. Allowing business relationships to exist between directors and the Company may affect management's ability to negotiate appropriate agreements or resolve disputes between the parties. Such business arrangements can lead to legitimate disputes regarding the services provided which may create dissention on the Board and between a director and management.

         The Company may also be hindered by business relationships with directors by losing competitive bids for such services by independent third party service providers. They perceive that the business will not be awarded to them over a director's entity and may also fear disclosure of confidential proprietary information.

         Simply stated, a director should be independent in his or her business relationship to the Company in order to provide completely objective advice, counsel and decision-making for the benefit of all stakeholders in the Company.

       MANAGEMENT'S STATEMENT IN OPPOSITION

            The Board of Directors recommends that stockholders vote AGAINST this proposal. This proposal, if implemented, would unnecessarily infringe upon the Board's ability to use its business judgment in determining whether a particular contract with a third party is in the best interests of the Company and its stockholders. As provided under the corporate law applicable to the Company, the business and affairs of the Company are under the direction of the Board of Directors. As with virtually all businesses, a significant part of the Company's business is dependent on contracts with third parties and it is the responsibility of the Board to establish processes to ensure that contracts which the Company enters are in the best interests of the Company and the Company's stockholders. In making such determination, the Company should not be restricted from entering contracts with any party, including parties that would be specified under the proposal.

            In fact, a contract between the Company and a director, or the Company and a business in which a director has a financial interest, is enforceable under applicable corporate law in several instances, including if the contract is authorized in good faith by the affirmative vote of a majority of the disinterested directors. As a matter of practice, the Company generally will require that material contracts with parties affiliated with directors of the Company be approved by the disinterested directors, thereby removing the interested parties from the decision making process. In addition, the Company is required to provide to its stockholders a description of any transaction to which the Company is a party in which the amount involved exceeds $60,000 and in which a director, director nominee, or a member of their immediate family has a direct or indirect material interest. Thus, stockholders will be informed of the substance of certain relationships, if any, between the Company and each director or nominee prior to casting their votes in an election of directors. This disclosure regarding the Company's directors is set forth under "Certain Transactions" on page 18 of this Proxy Statement.

            If the proposal were implemented, the Company would be required to determine whether it should breach existing contractual obligations to comply with the terms of the proposal. In addition, the Board of Directors and management would be restrained from signing agreements with certain businesses even if the Company enjoyed long-standing and highly beneficial relations with such businesses, and would have to address services rendered under existing contracts. For example, if the proposal were implemented, the Company could be required to take action with respect to its contracts with Noble Drilling Corporation, one of the world's largest off-shore drilling companies, which action may not be in the best interest of the Company. For a summary of the Company's relationship with Noble Drilling Corporation see "Certain Transactions."

            Furthermore, this proposal seeks to impose what the Board believes to be an arbitrary and unnecessary policy that will affect director selection. The corporate governance and nominating committee of the Board selects as nominees only those persons who the committee believes are well qualified to serve as directors. It weighs, on a case-by-case basis, the potential contribution it believes a potential nominee will make to the Company. The Board believes, as a general matter, that any proposal that, like this proposal, seeks to impose rigid eligibility requirements for directors is not in the best interests of the stockholders because such requirements restrict, rather than enhance, the Company's ability to identify the most qualified persons to serve as directors.

            In conclusion, the Board believes that, the proposal, if implemented, would unnecessarily restrict the ability of the Company's management to conduct the business affairs of the Company in accordance with its best judgment in order to provide protection against a perceived problem which is presently addressed through procedural safeguards and disclosure requirements.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

      The affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve and ratify the stockholder's proposal. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER'S PROPOSAL.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

            The Board of Directors held ten meetings in 2001.

COMMITTEES OF THE BOARD

      The committees of the Board, the current members and the primary functions of the committees are as follows:

      COMPENSATION, BENEFITS AND STOCK OPTION COMMITTEE -- T. Don Stacy, Chairman; Edward F. Cox; James C. Day; and Dale P. Jones. The primary responsibility of the compensation, benefits and stock option committee is to provide direction in the areas of (i) salary and bonus compensation,
      (ii) benefits, and (iii) stock options, particularly as these areas relate to the Chief Executive Officer (CEO) and other members of senior management. The compensation, benefits and stock option committee held five meetings during 2001. For more details, see information herein under "Report of the Compensation, Benefits and Stock Option Committee on Executive Compensation."

      AUDIT COMMITTEE -- Dale P. Jones, Chairman; Alan A. Baker; and Michael A. Cawley. The primary responsibility of the audit committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process and internal control systems, including overseeing the internal audit process and the annual independent audit of the Company's financial statements. The audit committee held four meetings during 2001. For more details, see information herein under "Report of the Audit Committee."

      CORPORATE GOVERNANCE AND NOMINATING COMMITTEE -- Michael A. Cawley, Chairman; Alan A. Baker; Edward F. Cox; James C. Day; Dale P. Jones; and
      T. Don Stacy. The primary responsibilities of the corporate governance and nominating committee are (i) to provide a focus on corporate governance to enable and enhance the Company's short and long-term performance and (ii) to engage in appropriate director selection, retention and development. The corporate governance and nominating committee (formerly known as the nominating committee) held five meetings during 2001. The corporate governance and nominating committee will consider nominees of security holders made in writing to the attention of a committee member and delivered to the Company's principal address, provided such nomination is timely made as provided herein.

      ENVIRONMENT, HEALTH AND SAFETY COMMITTEE -- Edward F. Cox, Chairman; Alan
      A. Baker; Charles D. Davidson; and T. Don Stacy. The primary responsibility of the environment, health and safety committee is to assist the Board of Directors in determining whether the Company has policies and procedures in place to facilitate compliance with applicable environment, health and safety laws. The environment, health and safety committee held three meetings during 2001.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The current members of the compensation, benefits and stock option committee were the only persons who served on such committee during 2001. James C. Day, a member of the compensation, benefits and stock option committee, is currently an executive officer of Noble Drilling Corporation. Noble Drilling Corporation provides drilling services to the Company. In 2001, the Company paid Noble Drilling Corporation approximately $7.0 million for drilling services. Noble Drilling Corporation's revenues were approximately $1.0 billion for 2001.

COMPENSATION OF DIRECTORS

      Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $28,000 and a fee of $1,000 for each Board or committee meeting attended. The chairman of each committee, if not also an employee or officer of the Company, receives an additional annual retainer of $2,500. In April, 2001, the non-employee directors established the position of "Lead Independent Director." An additional annual fee of $2,500 for the Lead Independent Director position was set at that time. In January, 2002, the annual fee for the Lead Independent Director position was increased to $12,000, in light of the additional time requirements of the position. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

      Non-employee directors are entitled to the benefit of the Company's Non-Employee Director Fee Deferral Plan. Under the terms of this plan, non-employee directors may, during a specified period of time each year, elect to have all of any portion of their director fees deferred for future payment by the Company. The deferral may be in the form of a dollar amount and/or in the form of phantom stock.

      NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The 1988 Nonqualified Stock Option Plan for Non-Employee Directors, as amended, provides for the grant of nonqualified stock options to each director of the Company who is not also either an employee or officer of the Company. The plan provides generally for a fixed grant of options annually on each February 1 during the term of the plan. An automatic grant (unless revoked by the Board in a particular year) is made
(i) to each new non-employee director of an option to purchase 10,000 shares of Common Stock and (ii) to each incumbent non-employee director of an option to purchase 5,000 shares of Common Stock. The purchase price per share of Common Stock under the option is fair market value on the date of grant. The options have a ten-year term and are initially exercisable one year after date of grant.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following tabulation sets forth as of March 11, 2002 the shares of Common Stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and named executive officers as a group.

                                                                              COMMON STOCK
                                                                         BENEFICIALLY OWNED (1)
                                                                  -------------------------------------
                                                                      NUMBER                 PERCENT OF
         NAME                                                        OF SHARES                CLASS (2)
         ----                                                     -----------------          ----------
         Director
         Alan A. Baker..................................              27,786(3)                  --%
         Michael A. Cawley..............................           3,141,004(3)(4)              5.5%
         Edward F. Cox..................................              55,572(3)                 0.1%
         Charles D. Davidson............................              49,167(3)                 0.1%
         James C. Day...................................               7,018(3)                  --%
         Dale P. Jones..................................              10,286(3)                  --%
         Bruce A. Smith.................................                  --                     --%
         T. Don Stacy...................................              10,285(3)                  --%

         Named Executive Officers (excluding
          any director named above) and Group
         Susan M. Cunningham............................                  --                     --%
         Albert D. Hoppe................................              11,668(3)                  --%
         James L. McElvany..............................              92,222(3)                 0.2%
         William A. Poillion, Jr........................             210,248(3)                 0.4%
         All directors and named executive
           officers as a group (12 persons).............           3,615,256 (4)(5)             6.3%

----------
(1) Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)   Less than one-tenth of one percent unless otherwise indicated.

(3) Includes shares not outstanding but subject to currently exercisable options, as follows: Mr. Baker -- 25,786 shares; Mr. Cawley -- 31,571 shares; Mr. Cox -- 47,572 shares; Mr. Davidson -- 46,667 shares; Mr. Day -- 6,000 shares; Mr. Jones -- 9,286 shares; Mr. Stacy -- 9,285 shares; Mr. Hoppe -- 11,668 shares; Mr. McElvany -- 75,276 shares; Mr. Poillion -- 179,121 shares.

(4) Includes 3,108,633 shares held of record by the Foundation. Under the rules and regulations of the SEC, such shares are required to be included in the foregoing table as "beneficially owned" because such person possesses shared voting and investment power with respect thereto as one of thirteen trustees of the Foundation. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Accordingly, such person does not represent sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 3,108,633 shares. Mr. Cawley disclaims any pecuniary interest in the 3,108,633 shares.

(5) Includes 442,232 shares not outstanding but subject to currently exercisable options.

                             EXECUTIVE COMPENSATION

      The following report of the compensation, benefits and stock option committee of the Board of Directors and the information herein under "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

                      REPORT OF THE COMPENSATION, BENEFITS
                           AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

To the Stockholders
of Noble Affiliates, Inc.:

      As members of the compensation, benefits and stock option committee of the Board of Directors (the "committee"), we have responsibility for administering the executive compensation program of the Company. All decisions by the committee relating to the compensation of executive officers are reviewed by the full Board.

COMPENSATION POLICIES

      The executive compensation policy of the Company, which is endorsed by the committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company. In administering the executive compensation program, the committee is mindful of the following principles and guidelines, which are supported by the full Board.

      Base salaries for executive officers should be competitive. A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of stockholders of the Company. This variable part of annual compensation should reflect both corporate and individual performance. As a person's level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of stock-based compensation. The committee has not established objective, arbitrary percentages for the mix of total compensation that should be fixed versus at risk for any executive officers of the Company. Stock options provide executives long-term incentive and are beneficial in aligning the interests of executives and stockholders in the enhancement of stockholder value.

                          COMPENSATION PROGRAM FOR 2001

      For 2001, the executive compensation program consisted of three principal elements, which are discussed below: base salary, an annual incentive bonus plan and stock options that are exercisable over a ten-year period.

      BASE SALARY: Base salary for executive officer positions is determined principally by competitive factors. The Company obtains information through participation in oil and gas industry compensation surveys conducted by independent compensation consultants. In 2001, the Company engaged William M. Mercer ("Mercer") to update its review of the Company's compensation programs. Such review covered base salary, the annual incentive bonus plan and long-term incentive plans. The committee generally analyzes the information and makes annual adjustments based on performance, incumbent length of service in the executive position and cost of living. The policy of the compensation, benefits and stock option committee generally is to establish base salary levels that approximate survey averages. Based on the Mercer survey, adjustments were made to certain executive officers' base salary to more closely approximate the market averages. After the 2001 adjustments, the top five executive salaries varied between 16 percent below and 3 percent above the market median.

      ANNUAL INCENTIVE BONUS PLAN: The annual incentive bonus plan in which executive officers participate is available to all full-time employees of the Company or its subsidiaries (except the 20 employees of Noble Gas Marketing, Inc., a wholly-owned subsidiary of the Company, who are covered under a separate bonus plan). The target bonus for an employee is the base salary at year-end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 5 to 70 percent, with factors of 70 percent for the CEO and 60 percent for the other four top paid executive officers.

      Annual performance goals for the Company and its divisions are based on four criteria as follows: cost of finding and developing new reserves; new reserves added; annual production; and stock performance as measured against the annual stock performance of certain peer companies. The annual performance goals for cost of finding and developing new reserves, new reserves added and cash flow from operations were developed by the committee and approved by the full Board.

      STOCK OPTIONS: The Company's 1992 Stock Option and Restricted Stock Plan (the "1992 Plan") is designed to align a significant portion of the executive compensation program with stockholder interests. The 1992 Plan, which was approved by stockholders in 1992 and amended and restated in 1997 and 2000, permits the use of several different types of stock-based grants or awards: nonqualified or incentive stock options with or without stock appreciation rights and restricted stock. To date only nonqualified stock options have been granted under the 1992 Plan.

      The options represent the right to purchase shares of Common Stock over a period of up to ten years upon such terms and conditions, consistent with the provisions of the 1992 Plan, as are specified by the compensation, benefits and stock option committee at the time of grant. The option price for incentive stock options is not less than the fair market value per share at the date of grant and for nonqualified stock options is not less than 50 percent of fair market value per share at the date of grant. Nonqualified stock options are not granted at a price less than fair market value at the date of grant.

      In July 1998, the Company engaged Towers Perrin, Inc. ("Towers Perrin") to update its 1996 information in order to advise the compensation, benefits and stock option committee as to appropriate grant guidelines. Towers Perrin based its recommendations as to appropriate grant guidelines on an analysis of average annual stock grants over a three-year period as disclosed in publicly available proxy statements of ten companies it considered comparable to the Company in business and scope. The Towers Perrin report suggested multiples of 0.5 of base salary at the lower levels of employees of the Company, from 1.5 to 4.4 for vice presidents of the Company and 5.7 at the CEO level. Using the Towers Perrin report, and adjusting its recommendations to account for changes in the Company's stock price, the compensation, benefits and stock option committee in 2001 adopted grant multiples that ranged from 0.5 to 5.4 of base salary, with multiples of 5.4 for the CEO and 4.4 for other executive officers. Additionally, the Company used the 2001 Mercer survey to validate the option grants made to the named executive officers.

      The approximate number of shares granted is determined by dividing (i) the optionee's annual base salary multiplied times the applicable grant multiple by (ii) the fair market value per share of the underlying Common Stock on the calculation date. The compensation, benefits and stock option committee, in its discretion, can adjust the number of shares granted under the 1992 Plan from the number determined under the grant guidelines. Options granted to executive officers in 2001 were based on the guidelines described above and the following terms and conditions: 10-year term; vest at the rate of one-third per year commencing on the first anniversary of the grant date; and option price equal to fair market value per share at the grant date.

2001 COMPENSATION OF CEO

      Davidson Employment Agreement. Effective October 2, 2000, the Company entered into an employment agreement with Charles D. Davidson, for a term of three years, with automatic successive one year extensions, unless either Mr. Davidson or the Company gives six months written notice. Under the agreement, Mr. Davidson receives a minimum annual salary of $475,000, plus business expenses and other specified benefits, for serving as President and Chief Executive Officer of the Company. In the year ended December 31, 2001, Mr. Davidson earned an annual bonus of $551,250. The employment agreement also provides for Mr. Davidson's participation in the

Company's benefit plans and stock option plans, with 60,000 stock options granted to Mr. Davidson in 2001. By mutual agreement, Mr. Davidson and the Company terminated Mr. Davidson's employment agreement and entered into a change of control agreement on February 1, 2002.

      The Company's change of control agreement with Mr. Davidson includes provisions regarding the applicable severance package that Mr. Davidson may be entitled to if he is terminated within 24 months after a change of control of the Company. A change of control for purposes of Mr. Davidson's change of control agreement will be deemed to have occurred if:

o individuals who constituted the Board of Directors at the time of Mr. Davidson's employment (the "Incumbent Board") cease to constitute at least 51% of the Board, provided that any person whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board;

o the stockholders of the Company approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to such reorganization, merger or consolidation do not immediately thereafter, own at least 51% of the voting shares of the new entity;

o the stockholders of the Company approve a liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets to a non-related party; or

o a new person or entity becomes the owner of at least 25% of the outstanding common stock or voting power in the Company.

      If the Company terminates Mr. Davidson for cause, incapacity due to physical or mental illness, or death, then the Company has no further liability. A termination for cause may only be made by the affirmative vote of a majority of the members of the Board of Directors of the Company.

      If the Company terminates Mr. Davidson for any other reason within 24 months after a change of control of the Company, then the Company shall pay or provide the following to Mr. Davidson:

o     pay all unpaid salary, expenses, compensation and benefits;

o pay a lump sum of 2.99 times his annual cash compensation (made up of annual salary and bonus);

o pay an amount equal to his pro-rata target bonus for the then-current year;

o provide life, disability, medical and dental insurance benefits, upon his written request, for 36 months or such shorter period until Mr. Davidson obtains substantially equivalent coverage from a subsequent employer;

o     preserve his Company stock options; and

o reimburse him for reasonable fees up to $15,000 for out-placement employment services.

      The above amounts will have a gross-up payment applied to them to offset fully the effect of any federal excise tax on them.

CHANGE OF CONTROL AGREEMENTS

      Each named executive officer, including Susan M. Cunningham, Albert D. Hoppe, James L. McElvany, and William A. Poillion, Jr., has a change of control agreement similar to Mr. Davidson's, which is described above. These change of control agreements generally provide for substantially the same terms and conditions as Mr. Davidson's agreement, except a different multiplier is used in the named executive officers' agreements. This multiplier affects two provisions of the agreement - the lump sum payment that will be made upon termination and the provision of insurance benefits. For example, the multiplier in Mr. Davidson's agreement is 2.99, so he will receive a lump sum of 2.99 times his annual cash compensation and up to 36 months of benefits (2.99 times 12 months) if he is terminated under certain change of control circumstances that are described above. The multiplier for the named executive officers (other than Mr. Davidson) is 2.5. Thus, each named executive officer's lump sum payment is
2.5 times his or her annual cash compensation and his or her insurance benefits may extend for up to 30 months.

PARTICIPATION IN MINERAL, ROYALTY AND OVERRIDING ROYALTY ACQUISITIONS

      In addition to the executive compensation policies and programs described above, the Company has had a policy pursuant to which officers and key employees of the Company and Samedan have been permitted to acquire interests in minerals, royalties and overriding royalties purchased from time to time by Samedan (or its subsidiaries). In 2000, the Company's outside directors discontinued their participation in the program. When this participation has been offered, usually up to one-half of the interests acquired by Samedan (or its subsidiaries) has been made available to be acquired by the participants in the aggregate. A participant has been required to purchase his or her interest for cash on the same cost basis as Samedan and has been responsible for obtaining any required financing. In certain instances, the Company or Samedan has assisted participants in obtaining financing from a third party lender and/or provided a guarantee of the amount financed by a participant. This policy has applied only with respect to mineral, royalty and overriding royalty interests acquired by Samedan (or its subsidiaries) and has not applied to the acquisition of working interests, even though a group of oil and gas properties acquired by Samedan (or its subsidiaries) has included both working interests and mineral, royalty and overriding royalty interests.

      During 2001, the Board of Directors reviewed the above policy to determine whether it continued to be an effective element of the Company's overall compensation programs. Based on this review, the Company has decided to suspend indefinitely any new participation in this program with the belief that the remaining elements of the Company's compensation programs provide competitive compensation and performance incentives for the Company's employees.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Internal Revenue Code contains provisions that limit the tax deductibility of executive compensation in excess of $1 million per person per year, subject to certain exceptions. The policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the compensation, benefits and stock option committee could determine, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the committee believes such payments are in the Company's best interest. In 1997, the stockholders of the Company approved the amended and restated 1992 Plan, allowing compensation paid thereunder in the form of stock options and stock appreciation rights to qualify as "performance-based compensation" for purposes of Section 162(m).

SUMMARY

      The members of the committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are rewarded commensurately. The committees believe that compensation levels during 2001 adequately reflect the compensation goals and policies of the Company.

             March 29, 2002                 Compensation, Benefits and
                                            Stock Option Committee

                                            T. Don Stacy, Chairman
                                            Edward F. Cox
                                            James C. Day
                                            Dale P. Jones

      The following "Summary Compensation Table," "Option Grants in 2001" table, "Aggregated Option Exercises in 2001 and 12/31/01 Option Values" table, "Pension Plan Table," and "Performance Graph" are attachments to this Report of the Compensation, Benefits and Stock Option Committee on Executive Compensation.

                                   ----------

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                                                   Compensation
                                                  Annual Compensation                 Awards
                                            -----------------------------------    -------------
                                                                         Other
                                                                         Annual        Stock           All Other
            Name and                                                    Compen-       Options           Compen-
            Principal                                                    sation      (number of         sation
            Position                Year    Salary ($)   Bonus ($)         ($)       shares) (1)         ($)
            --------                ----    ---------    ---------      -------    -------------       ---------
Charles D. Davidson,                2001     495,833      551,250        3,815         60,000         31,910(2)(3)
President and Chief Executive       2000     118,892      118,400          142         80,000            400
Officer                             1999          --           --           --             --             --

Susan M. Cunningham,                2001     203,846      183,645          141         20,000            219(3)
Senior Vice President -             2000          --           --           --             --             --
Exploration (4)                     1999          --           --           --             --             --

Albert D. Hoppe,                    2001     240,000      216,000          141         25,000         18,355(3)
Senior Vice President,              2000      23,848       23,014           --         10,000            142
General Counsel and Secretary       1999          --           --           --             --             --

James L. McElvany, Vice             2001     216,250      202,500        1,447         25,000         33,626(3)
President, Chief Financial          2000     195,000      210,000        3,442         28,350         30,410
Officer, Treasurer and Assistant    1999     162,500       64,800        3,165         15,048         21,422
Secretary

William A. Poillion, Jr., Senior    2001     264,167      243,000        4,314         25,000         57,641(3)
Vice President - Production and     2000     252,500      260,200        3,746         28,350         55,666
Drilling and Operating              1999     245,000       88,200        3,165         31,350         42,243

----------

(1) Options represent the right to purchase shares of Common Stock at a fixed price per share.

(2)   Consists of $100 of directors' fees.

(3) Consists of contributions by the Company to a defined contribution plan/nonqualified contribution plan and payment by the Company of term life insurance premiums as follows: Charles D. Davidson-- $9,504 / $22,306; $0; Susan M. Cunningham -- $0 / $0; $219; Albert D. Hoppe-- $9,600 / $7,055; $1,700; James L. McElvany-- $9,602 / $24,024; $0; William
      A. Poillion, Jr.-- $9,100 / $47,791; $750.

(4)   Ms. Cunningham has been employed by the Company since April 2001.

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 2001 to each of the named executive officers.

                              OPTION GRANTS IN 2001


                                                                                           Potential Realizable
                                              Individual Grants                             Value at Assumed
                          ---------------------------------------------------------          Annual Rates of
                                                 % of Total                                   Stock Price
                          Number of Shares of      Options    Exercise                       Appreciation
                               Securities        Granted to   or Base                       for Option Term
                           Underlying Options     Employees    Price     Expiration      --------------------------
       Name                  Granted(1)            in 2001     ($/sh)       Date         5%($)(2)      10%($)(3)
       ----               -------------------    ----------   --------   ----------      ------------  ------------
Charles D. Davidson              60,000            8.3%         43.21       1/29/11      1,630,472     4,131,937
Susan M. Cunningham              20,000(4)         2.8%         41.85       4/23/11        526,385(5)  1,333,962(6)
Albert D. Hoppe                  25,000            3.5%         43.21       1/29/11        679,363     1,721,640
James L. McElvany                25,000            3.5%         43.21       1/29/11        679,363     1,721,640
William A. Poillion, Jr.         25,000            3.5%         43.21       1/29/11        679,363     1,721,640

----------
(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. The options vest at the rate of one-third per year commencing on the first anniversary of the grant date.

(2) Reflects an assumed appreciated market price per share of Common Stock of $70.38.

(3) Reflects an assumed appreciated market price per share of Common Stock of $112.08.

(4) Initially granted upon Ms. Cunningham's employment with the Company in April 2001.

(5) Reflects an assumed appreciated market price per share of Common Stock of $68.17.

(6) Reflects an assumed appreciated market price per share of Common Stock of $108.55.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 2001, and the unexercised options held at December 31, 2001 and the value thereof, by each of the named executive officers.

                       AGGREGATED OPTION EXERCISES IN 2001
                           AND 12/31/01 OPTION VALUES

                                                       Number of Securities
                                                      Underlying Unexercised
                                                            Options at                Value of Unexercised
                                                        December 31, 2001             In-the-Money Options
                           Shares                       (number of shares)         at December 31, 2001 ($)
                          Acquired      Value       ---------------------------   ----------------------------
      Name              on Exercise   Realized($)   Exercisable   Unexercisable   Exercisable    Unexercisable
      ----              -----------   -----------   -----------   -------------   -----------    -------------
Charles D. Davidson           --            --          26,667         113,333             --            --
Susan M. Cunningham           --            --              --          20,000             --            --
Albert D. Hoppe               --            --           3,334          31,666             --            --
James L. McElvany             --            --          57,201          48,916        350,176       267,623
William A. Poillion, Jr.   9,000       235,440         155,612          54,350      1,128,154       351,646

      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

                               PENSION PLAN TABLE

                                                    Estimated Annual Benefits Upon Retirement at Age 65
                                                     After Completion of the Following Years of Service
                60 Month Average           ----------------------------------------------------------------------
               Annual Compensation             15              20             25             30            35
               -------------------         ---------       ----------     ----------     ----------    ----------
          $     100,000................    $  30,000       $   40,000     $   40,000     $   46,918    $   46,918
                150,000................       45,000           60,000         60,974         73,168        73,168
                200,000................       60,000           80,000         82,849         99,418        99,418
                300,000................       90,000          120,000        126,599        151,918       151,918
                400,000................      120,000          160,000        170,349        204,418       204,418
                600,000................      180,000          240,000        257,849        309,418       309,418
                800,000................      240,000          320,000        345,349        414,418       414,418
              1,000,000................      300,000          400,000        432,849        519,418       519,418
              1,300,000................      390,000          520,000        564,099        676,918       676,918
              1,400,000................      420,000          560,000        607,849        729,418       729,418
              1,500,000................      450,000          600,000        651,599        781,918       781,918

      Upon vesting, the amount of retirement benefit depends on an employee's final average monthly compensation, age and the number of years of credited service (maximum of 30 years). Final average monthly compensation is defined generally to mean the participant's average monthly rate of compensation from the Company for the 60 consecutive months prior to retirement that give the highest average monthly rate of compensation for the participant. Compensation covered by the defined benefit plans is defined (with certain exceptions) to mean the compensation actually paid to a participant as reported on the participant's federal income tax withholding statement for the applicable calendar year. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere herein under "Annual Compensation" approximate covered compensation for 2001. The amount of benefit shown in the above table is not subject to any deductions for social security or any other offset amounts.

      Under the Company's qualified defined benefit plan and applicable Internal Revenue Code provisions, for 2001 compensation in excess of $170,000 cannot be taken into account and the maximum annual annuity benefit cannot exceed $140,000. Effective as of January 1, 2002, the amount of compensation that can be taken into account under the Company's qualified defined benefit plan increased to $200,000 and the maximum annual annuity benefit increased to $160,000. The benefits that accrue in excess of these limitations are paid pursuant to the Company's nonqualified defined benefit plan.

      As of December 31, 2001, the named executive officers had the following approximate number of years of credited service for retirement purposes: Mr. Davidson--1; Ms. Cunningham--1; Mr. Hoppe--1; Mr. Poillion--25; and Mr. McElvany--23.

      Under the Company's nonqualified Deferred Compensation Plan, the named executive officers are eligible to defer portions of the salary and bonus reflected on the Summary Compensation Table above, and to receive certain matching contributions that would have been made to the Company's qualified 401(k) plan if such plan had not been subject to Internal Revenue Code compensation and contribution limitations. The matching contributions and interest earnings credited to the Deferred Compensation Plan accounts of the named executive officers are reflected in the All Other Compensation column of the Summary Compensation Table above.

      The following graph sets forth the cumulative total stockholder return for the Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies for the years indicated as prescribed by the SEC's rules.

                                PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                   AMONG NOBLE AFFILIATES, INC., S&P 500 INDEX
                      AND DOW JONES TOTAL RETURN INDEX FOR
                           SECONDARY OIL COMPANIES (2)

                                     [GRAPH]

                                                    1996       1997       1998       1999       2000       2001
                                                    ----       ----       ----       ----       ----       ----
 Company                                            100          74         52         45         98        76

 S&P 500 Index                                      100         133        171        208        189       166

 Dow Jones Total Return Index for Secondary         100         100         68         79        126       116
  Oil Companies (2)


(1) Total return assuming reinvestment of dividends. Assumes $100 invested on December 31, 1996 in Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies.

(2) Composed of the following companies: Amerada Hess Corporation, Anadarko Petroleum Corporation, Apache Corporation, Ashland, Inc., Burlington Resources Inc., Cabot Oil and Gas, Chesapeake Energy, Devon Energy Corporation, E.O.G. Resources, Evergreen Resources, Forest Oil, Kerr-McGee Corporation, Meridian Energy, Murphy Oil Corporation, Newfield Exploration, Noble Affiliates, Inc., Ocean Energy, Occidental Petroleum Corporation, Pioneer Natural Resources Co., Pogo Producing Co., Stone Energy Corporation, Sunoco Inc., Tosco Petroleum Corp., Tom Brown Inc., Vintage Petroleum, Inc. and XTO Energy Inc.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with during the year ended December 31, 2001.

                              CERTAIN TRANSACTIONS

     James C. Day, a director of the Company, is currently an executive officer of Noble Drilling Corporation. Noble Drilling Corporation provides drilling services to the Company pursuant to contractual agreements. In 2001, the Company paid Noble Drilling Corporation approximately $7.0 million for drilling services. Noble Drilling Corporation's revenues were approximately $1.0 billion for 2001.

                             INDEPENDENT ACCOUNTANTS

      The audit committee has not yet recommended the appointment of the independent accountants to audit the financial statements of the Company for the full year ending December 31, 2002, although the audit committee has recommended and the Board of Directors has approved the appointment of Arthur Andersen LLP to audit the Company's first quarter financial statements for 2002. The next regularly scheduled meeting of the audit committee is during the week of April 22, 2002, at which time it is anticipated that the audit committee will discuss and consider its recommendation for the appointment of the Company's independent accountants for 2002. The appointment of independent accountants for 2002 is subject to ratification by the Board of Directors and will not be submitted to the shareholders for ratification or approval.

      Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions from stockholders related to the 2001 audited financial statements of the Company and will be given the opportunity to make a statement at the meeting should they desire to do so. Arthur Andersen LLP served as the Company's independent accountants in 2001 and has served in this capacity since 1989.

      For additional information regarding the rendering of other services by Arthur Andersen LLP and related fees, see the "Report of the Audit Committee," below.

                                  REPORT OF THE
                                 AUDIT COMMITTEE


To the Stockholders
of Noble Affiliates, Inc.:

      The Audit Committee of the Board of Directors is responsible for helping to ensure the reliability of the Company's financial statements. In keeping with this goal, the Board of Directors has adopted a written charter for the Audit Committee to follow. Pursuant to Section 303.02(C) of the listing standards of the NYSE, the Audit Committee has completed its annual review of the charter and has chosen to republish the charter as Exhibit A to this proxy statement. While no substantive changes to the charter have been made, a few immaterial phrases were inadvertently omitted from the charter that was attached to last year's proxy statement.

      One of the three members of the Audit Committee of the Board of Directors, Alan A. Baker, has no relationship with the Company that would affect his independence (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the NYSE). Until October 2000, Dale P. Jones was a consultant to Halliburton Company, one of the Company's vendors. Michael A. Cawley is the President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc., a not-for profit corporation that owns shares of the Company. The Board of Directors has determined that these relationships do not interfere with either director's exercise of independent judgment.

REVIEW AND DISCUSSIONS

      The Audit Committee has reviewed and discussed the Company's audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). Additionally, the Audit Committee has received the written disclosures and the letter from the independent accountants at Arthur Andersen LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence.

      In an effort to maintain the accountants' independence, the Audit Committee has considered whether Arthur Andersen LLP's rendering of non-audit services is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of both types of services does not result in a conflict.

FEES PAID TO THE INDEPENDENT PUBLIC ACCOUNTANT FOR FISCAL YEAR 2001

      Audit Fees. Arthur Andersen LLP billed the Company $248,000 for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Forms 10-Q during the fiscal year ended December 31, 2001.

      Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

      All Other Fees. The aggregate fees billed for services rendered by Arthur Andersen LLP during the fiscal year ended December 31, 2001, other than the services covered above, were $338,100. Included in the $338,100 are tax compliance and consultation fees of $127,500, $174,100 of audit-related fees, and $36,500 of other fees. The audit-related fees primarily include foreign statutory audits.

RECOMMENDATION TO INCLUDE AUDITED FINANCIAL STATEMENTS IN ANNUAL REPORT

      Based on the Audit Committee's discussions with management and the independent accountants, and its review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                  March 29, 2002                 Audit Committee

                                                 Dale P. Jones, Chairman
                                                 Alan A. Baker
                                                 Michael A. Cawley

                                   ----------

                     STOCKHOLDER PROPOSALS AND OTHER MATTERS

      Stockholder proposals intended to be brought before the annual meeting of stockholders as an agenda item or to be included in the Company's proxy statement relating to the 2003 annual meeting of stockholders, which is currently scheduled to be held on April 22, 2003, must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than November 29, 2002.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Georgeson & Co., Inc., which will receive a fee of approximately $7,500 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.


Houston, Texas                                   NOBLE AFFILIATES, INC.
March 29, 2002

                                                    James L. McElvany
                                           Vice President-Finance and Treasurer

                                    EXHIBIT A

                             NOBLE AFFILIATES, INC.

                             AUDIT COMMITTEE CHARTER


The Audit Committee ("the Committee") of the Board of Directors ("the Board") of Noble Affiliates, Inc. ("the Company") will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

      The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements required by law and regulation. The members of the Committee will be elected annually at the organizational meeting of the full Board held in conjunction with the annual shareholders meeting, and will be listed in the annual report to shareholders.

RESPONSIBILITY

      The primary purpose of the Committee is to assist the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process and internal control systems, including overseeing the internal audit process and the annual independent audit of the Company's financial statements.

      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete, accurate and/or in accordance with generally accepted accounting principles; this is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

      The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In this regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

      The Committee will meet at least four times annually and as many additional times as the Committee deems necessary. The Committee will meet in separate executive sessions at least annually with the chief financial officer, the director of the internal auditing department, and the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee chair shall approve contents of the agenda for each meeting.

ATTENDANCE

      Committee members will strive to be present at all meetings. As necessary or desirable, any member of the Committee may request that members of management and representatives of the independent accountants and/or internal auditors be present at Committee meetings.

SPECIFIC DUTIES

      In carrying out its oversight responsibilities, the Committee will:

      1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval; this should be done in compliance with applicable legal and regulatory audit committee requirements.

      2. Review with the Company's management, the director of the internal auditing department, and independent accountants the Company's general accounting and financial reporting controls, and obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

      3. Review the internal auditing plans and receive summary reports of major findings by internal auditors and how management is addressing the conditions reported.

      4. Review the scope and general extent of the independent accountants' annual audit. The Committee will review annually with management the fee arrangement with the independent accountants.

      5. Inquire as to, and oversee, the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

      6. At the completion of the annual audit, review with management and the independent accountants the following:

            - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

            - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

            - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit.

            - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

      7. After preparation by management and review by the independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

      8. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

      9. As the Committee may deem appropriate, obtain, weigh, and consider expert advice as to the Committee, related rules of any governing body, and other accounting, legal and regulatory provisions.

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                                                       NOBLE AFFILIATES, INC.

                                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         I have received the Notice of Annual Meeting of Stockholders to be held on April 23, 2002, and a Proxy Statement furnished by the Board of Directors of Noble Affiliates, Inc. (the "Company") for the Meeting. I appoint Charles D. Davidson and James L.
McElvany, and each of them, as proxies with power of substitution in each, to represent me and to vote all the shares of common stock of the Company that I am entitled to vote at the Annual Meeting on April 23, 2002 in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the meeting.

------------------------------------------------------------------------------------------------------------------------------------
                       The Company's Board of Directors recommends a vote FOR proposal 1, with no exceptions.
------------------------------------------------------------------------------------------------------------------------------------

1.       Election of Directors

         FOR ALL NOMINEES WITH                         FOR ALL NOMINEES WITH                          WITHHOLD AUTHORITY
         NO EXCEPTIONS        [ ]                      EXCEPTIONS NOTED     [ ]                       FOR ALL NOMINEES  [ ]

                 Michael A. Cawley, Edward F. Cox, Charles D. Davidson, James C. Day, Dale P. Jones, Bruce A. Smith

  (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


------------------------------------------------------------------------------------------------------------------------------------
                                 The Company's Board of Directors recommends a vote FOR proposal 2.
------------------------------------------------------------------------------------------------------------------------------------

2.       Proposal to amend the Certificate of Incorporation of the Company, in order to change the name of the Company to Noble
         Energy, Inc.:

                          [ ] FOR                          [ ] AGAINST                           [ ] ABSTAIN


------------------------------------------------------------------------------------------------------------------------------------
                               The Company's Board of Directors recommends a vote AGAINST proposal 3.
------------------------------------------------------------------------------------------------------------------------------------

3.       Shareholder proposal to prohibit the Company from entering into certain contracts and agreements with non-employee directors of the Company or with entities in which such a director is a partner, controlling shareholder or executive officer:

                          [ ] FOR                          [ ] AGAINST                           [ ] ABSTAIN

4.       In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.



                                            (Continued and to be signed on reverse side)
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

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THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE
VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE
REVERSE SIDE, BUT IF YOU DO NOT SPECIFY HOW THE PROXY SHOULD BE VOTED, IT WILL BE VOTED "FOR" PROPOSAL 1 (WITH NO EXCEPTIONS), "FOR"
PROPOSAL 2, AND "AGAINST" PROPOSAL 3.

                                                  I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.


                                                                                Dated:                                       , 2002
                                                                                ----------------------------------------------------

                                                                                ----------------------------------------------------

                                                                                ----------------------------------------------------
                                                                                          Signature(s) of Stockholder(s)

                                                                                Please sign this proxy as your name(s) appears
                                                                                above. Joint owners should both sign. If signed as
                                                                                attorney, executor, guardian or in some other
                                                                                representative capacity, or as officer of a
                                                                                corporation, please indicate your capacity or title.

                                                                                PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN
                                                                                IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
                                                                                NO POSTAGE IF MAILED IN THE UNITED STATES.
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